Exhibit 99.1

Rezolute, Inc. Welcomes Pharmaceutical Industry Leader Philippe Fauchet to its Board of Directors

REDWOOD CITY, California, September 10, 2020 (GLOBE NEWSWIRE) – Rezolute, Inc. (“Rezolute” or “the Company”) (OCTQB:RZLT), announced today that the Company has appointed veteran global healthcare executive Philippe Fauchet, O.B.E. to its board of directors.

Philippe has spent more than 35 years in the pharmaceutical industry, including most recently as the chairman of GlaxoSmithKline Japan where he joined as president & representative director in 2010. Previously, he served as senior vice president, corporate business development, head of Sanofi-Aventis Group and as a member of the Management Committee. Philippe is currently a director and senior advisor to several biotech companies, as well as a venture partner in an investment firm.

Nevan Elam, Rezolute’s chief executive officer, said, “We are thrilled to add Philippe to our board and believe that he will make tremendous contributions as we continue to evolve. Philippe’s insights on market dynamics and strategic relationships will be a critical asset especially as our lead program, RZ358, progresses through late-stage clinical trials.”

Mr. Fauchet added, “Joining Rezolute’s board is an exciting opportunity given that the Company’s therapeutic candidates have the potential to meaningfully improve the quality of life for patients with serious metabolic disorders across the globe. I look forward to working with the Rezolute team.”

About Rezolute, Inc.
Rezolute is advancing targeted therapies for rare, metabolic, and life-threatening diseases. Its lead clinical asset, RZ358, is in Phase 2b development as a potential treatment for CHI, a rare pediatric endocrine disorder. Its pipeline also includes RZ402, an IND-ready orally available plasma kallikrein inhibitor which is staged to transition into clinical development, for the treatment of diabetic macular edema. For more information, visit www.rezolutebio.com or follow us on Twitter.

Forward-Looking Statements
This release, like many written and oral communications presented by Rezolute, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Media Contact

Amy Jobe, Ph.D.

LifeSci Communications

+1 315 879 8192

ajobe@lifescicomms.com

Investor Contact

Corey Davis, Ph.D.

LifeSci Advisors

+1 212 915 2577

cdavis@lifesciadvisors.com